Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-170098) of Wynn Resorts, Limited and the Registration Statement (Form S-8 No. 333-168323) pertaining to the Stock Incentive Plan of Wynn Resorts, Limited of our reports dated February 28, 2011 with respect to the consolidated financial statements and schedules of Wynn Resorts, Limited and the effectiveness of internal control over financial reporting of Wynn Resorts, Limited included in this Annual Report (Form 10-K) of Wynn Resorts, Limited for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Las Vegas, Nevada
February 28, 2011